Exhibit 14.1

THE GROWHUB LIMITED

CODE OF CONDUCT AND ETHICS

(Conditionally adopted by a board resolution dated [  ],

2024 with effect from the effective date of the

registration statement of the Company)

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I. INTRODUCTION

This Code of Conduct and Ethics (the “Code”) summarizes the ethical standards and key policies that guide the business conduct of THE GROWHUB LIMITED (the “Company”).

The purpose of this Code is to promote ethical conduct and deter wrongdoing. The policies outlined in this Code are designed to ensure that the Company’s employees, including its officers (collectively referred to herein as “employees”), and members of its board of directors (“directors”) act in accordance with not only the letter but also the spirit of the laws and regulations that apply to the Company’s business. The Company expects its employees and directors to exercise good judgment to uphold these standards in their day-to-day activities and to comply with all applicable policies and procedures in the course of their relationship with the Company.

Employees and directors are expected to read the policies set forth in this Code and ensure that they understand and comply with them. All employees and directors are required to abide by the Code. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants. The Code does not cover every issue that may arise, but it provides general guidelines for exercising good judgment. Employees and directors should refer to the Company’s other policies and procedures for implementing the general principles set forth below. Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the Company’s Chief Executive Officer, Chief Financial Officer, Director of Human Resources or General Counsel, as appropriate. Any violations of laws, rules, regulations or this Code should be reported immediately. The Company will not allow retaliation against an employee or director for such a report made in good faith. Employees and directors who violate this Code will be subject to disciplinary action.

Each employee and director must sign the acknowledgement form at the end of this Code and return the form to the Company’s Human Resources Department indicating that he or she has received, read, understood and agreed to comply with the Code. The signed acknowledgment form will be placed in the individual’s personnel file.

II. STANDARDS OF CONDUCT

The Company expects all employees and directors to act with the highest standards of honesty and ethical conduct. The Company considers honest conduct to be conduct that is free from fraud or deception and is characterized by integrity. The Company considers ethical conduct to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed below.

III. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Employees and directors must comply with all laws, rules and regulations applicable to the Company and its business, as well as applicable Company policies and procedures. Each employee and director must acquire appropriate knowledge of the legal requirements relating to his or her duties sufficient to enable him or her to recognize potential problems and to know when to seek advice from the Company’s Chief Financial Officer or General Counsel. Violations of laws, rules and regulations may subject the violator to individual criminal or civil liability, as well as to discipline by the Company. These violations may also subject the Company to civil or criminal liability or the loss of business. Any questions as to the applicability of any law, rule or regulation should be directed to the Company’s Chief Financial Officer or General Counsel.

IV. INSIDER TRADING

The purpose of the Company’s insider trading policy is to establish guidelines to ensure that all employees and directors comply with laws prohibiting insider trading. No employee or director in possession of material, non-public information may trade the Company’s securities (or advise others to trade) from the time they obtain such information until after adequate public disclosure of the information has been made. Employees and directors who knowingly trade Company securities while in possession of material, non-public information or who tip information to others will be subject to appropriate disciplinary action up to and including termination. Insider trading is also a crime.

Employees and directors also may not trade in the shares of other companies about which they learn material, non-public information through the course of their employment or service with the Company.

Any questions as to whether information is material or has been adequately disclosed should be directed to the Company’s Chief Financial Officer or General Counsel. Additional information regarding insider trading can be found in the Company’s Insider Trading Policy.

V. CONFLICTS OF INTEREST

A “conflict of interest” occurs when a person’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole.

A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Conflicts of interest are prohibited as a matter of Company policy. The mere existence of a relationship with outside firms is not automatically prohibited. Nonetheless, conflicts of interest may not always be clear, so if a question arises, higher levels of management or the Company’s Audit Committee should be consulted. Any employee or director who becomes aware of a conflict or a potential conflict should bring it to the attention of a supervisor, manager or other appropriate persons within the Company.

In certain exceptional circumstances, a situation involving a conflict of interest may be permitted. See Section XXVIII regarding waivers of this Code.

VI. NO LOANS TO EXECUTIVE OFFICERS OR DIRECTORS

It is the policy of the Company not to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company. Any questions about whether a loan has been made to a director or executive officer in violation of this policy should be directed to the Company’s Chief Executive Officer or Chief Financial Officer.

VII. OUTSIDE DIRECTORSHIPS AND OTHER OUTSIDE ACTIVITIES

Although an employee’s activities outside the Company are not necessarily a conflict of interest, a conflict could arise depending upon the employee’s position with the Company and the Company’s relationship with the other employer or activity. Outside activities may also be a conflict of interest if they cause, or are perceived to cause, an employee to choose between that interest and the interests of the Company.

An employee may not serve as a director, partner, employee of or consultant to, or otherwise work for or receive compensation for personal services from, any affiliate, customer, partner, supplier, distributor, reseller, licensee or competitor of the Company or any other business entity that does or seeks to do business with the Company. In certain exceptional circumstances, an executive officer may be permitted to serve as a director of such an entity (but in no circumstances will an employee be permitted to serve as a director of a competitor of the Company). See Section XXVIII regarding waivers of this Code. Serving in such a capacity for a company that is not an affiliate, customer, partner, supplier, distributor, reseller, licensee or competitor of the Company may be permitted, but such activities must be approved in advance by the employee’s supervisor, the Human Resources Department and the Company’s Chief Financial Officer.

Employees are encouraged to serve as a director, trustee or officer of non-profit organizations in their individual capacity and on their own time, but they must obtain prior approval from the Company’s Chief Financial Officer to do so as a representative of the Company.

The guidelines in this Section VII are not applicable to directors that do not also serve in management positions within the Company.

VIII. CORPORATE OPPORTUNITIES

Employees and directors are prohibited from:

●	Personally taking for themselves opportunities that are discovered through the use of corporate property, information or position;

●	Using corporate property, information or position for personal gain; and

●	Competing with the Company.

In the interest of clarifying the definition of “Competing with the Company,” if any member of the Board of Directors of the Company who is also a partner or employee of an entity that is a holder of the Company’s Ordinary Shares, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of an opportunity of interest for both the Company and such Fund other than in connection with such individual’s service as a member of the Board of Directors (including, if applicable, such board member acquiring such knowledge in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund), then, provided that such director has acted in good faith, such an event shall be deemed not to be “Competing with the Company” under this Section VIII.

Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so in a legal and ethical manner arises.

IX. FAIR DEALING

The Company seeks to excel while operating fairly and honestly, never through unethical or illegal business practices. Each employee and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

X. CUSTOMER RELATIONSHIPS

Employees must act in a manner that creates value for the Company’s customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and Company employees must act to preserve and enhance the Company’s reputation.

XI. SUPPLIER RELATIONSHIPS

The Company’s suppliers make significant contributions to the Company’s success. To create an environment where the Company’s suppliers have an incentive to work with the Company, suppliers must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. In selecting suppliers, the Company does not discriminate on the basis of race, color, religion, sex, national origin, age, sexual preference, marital status, medical condition, veteran status, physical or mental disability, or any other characteristic protected by applicable law. A supplier to the Company is generally free to sell its products or services to any other party, including Company competitors. In some cases where the products or services have been designed, fabricated, or developed to the Company’s specifications, the agreement between the parties may contain restrictions on sales.

XII. EXPORT CONTROLS

The Company requires compliance with laws and regulations governing export controls in both the United States and in the countries where the Company conducts its business. A number of countries maintain controls on the destinations to which products may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute an export subject to control. Any questions about export control laws and regulations should be directed to the General Counsel.

XIII. GIFTS AND ENTERTAINMENT

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. A problem may arise if:

●	The receipt by one of our employees of a gift or entertainment would compromise, or could reasonably be viewed as compromising, that person’s ability to make objective and fair business decisions on behalf of the Company; or

●	The offering by one of our employees of a gift or entertainment would appear to be an attempt to obtain business through improper means or to gain any special advantage in our business relationships, or could reasonably be viewed as such an attempt.

Employees must use good judgment and ensure there is no violation of these principles. No gift or entertainment should be given or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, (5) does not violate any laws or regulations and (6) is not one of a series of small gifts or entertainments that can be construed as part of a larger, expensive gift. Any questions about whether any gifts or proposed gifts are appropriate should be directed to the Company’s Chief Financial Officer. You should also review the Company’s Foreign Corrupt Practices Act Compliance Policy regarding the specific conditions for gifts and entertainment.

XIV. GOVERNMENT BUSINESS

Employees should understand that special requirements might apply when contracting with any governmental body (including national, state, provincial, municipal, or other similar governmental divisions on local jurisdictions). Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement. Some key requirements for doing business with government are:

●	Accurately representing which Company products are covered by government contracts;

●	Not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract; and

●	Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting the Company’s Chief Financial Officer or General Counsel and the Human Resources Department).

When dealing with public officials, employees and directors must avoid any activity that is or appears illegal or unethical. Promising, offering or giving of favors, gratuities or gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees and directors must obtain pre-approval from the Company’s Chief Executive Officer or Chief Financial Officer, as appropriate, before providing anything of value to a government official or employee. The foregoing does not apply to lawful personal political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited. Additional information regarding the Foreign Corrupt Practices Act can be found in the Company’s Foreign Corrupt Practices Act Compliance Policy.

XV. POLITICAL CONTRIBUTIONS

It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Company’s Chief Financial Officer and, if required, the Company’s Board of Directors. You should also consult the Company’s Foreign Corrupt Practices Act Compliance Policy.

XVI. PROTECTION AND PROPER USE OF COMPANY ASSETS

Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees and directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

Company assets include intellectual property such as patents, trademarks, copyrights, business and marketing plans, engineering and manufacturing ideas, designs, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy.

XVII. USE OF COMPUTERS AND OTHER EQUIPMENT

The Company strives to furnish employees with the equipment necessary to efficiently and effectively perform their jobs. Employees must care for that equipment and use it responsibly and only for Company business purposes. If employees use Company equipment at their home or off site, precautions must be taken to protect such Company equipment from theft or damage. Employees must immediately return all Company equipment when their employment relationship with the Company ends. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote our interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and will remain the sole and exclusive property of the Company.

Employees should not maintain any expectation of privacy with respect to any electronic communications made using Company equipment. To the extent permitted by applicable law, the Company retains the right to gain access to any such information, at any time, with or without your knowledge, consent or approval.

XVIII. USE OF SOFTWARE

All software used by employees to conduct Company business must be appropriately licensed. Employees should never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose the employee and the Company to potential civil and criminal liability. The Company’s information technology department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

XIX. USE OF ELECTRONIC COMMUNICATIONS

Employees must use electronic communication devices in a legal, ethical, and appropriate manner. Electronic communications devices include computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, telephones or future types of electronic communication. Employees may not post or discuss information concerning Company products or business on the Internet without the prior written consent of the Company’s Chief Executive Officer or Chief Financial Officer. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgment whenever using any feature of the Company’s communications systems.

IV. CONFIDENTIALITY

Employees and directors should maintain the confidentiality of information entrusted to them by the Company or its affiliates, customers, partners, distributors and suppliers, except when disclosure is specifically authorized by the Company’s Chief Executive Officer or Chief Financial Officer or required by law.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its affiliates, customers, partners, distributors and suppliers if disclosed. Any questions about whether information is confidential should be directed to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

XX. RECORDKEEPING

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the transactions and matters to which they relate and must conform both to applicable legal requirements and to the Company’s system of internal controls. All assets of the Company must be carefully and properly accounted for. The making of false or misleading records or documentation is strictly prohibited. Unrecorded funds or assets should not be maintained.

The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company’s document retention policies. Any questions about these policies should be directed to the Company’s Chief Financial Officer or General Counsel, as appropriate. You should also consult the Company’s Foreign Corrupt Practices Act Compliance Policy.

XXII. RECORDS ON LEGAL HOLD

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The General Counsel determines and identifies what types of Company records or documents are required to be placed under a legal hold and will notify employees if a legal hold is placed on records for which they are responsible. Employees must not destroy, alter or modify records or supporting documents that have been placed under a legal hold under any circumstances. A legal hold remains effective until it is officially released in writing by the General Counsel. If an employee is unsure whether a document has been placed under a legal hold, such employee should preserve and protect that document while the Legal Department is contacted.

XXIII. DISCLOSURE

The information in the Company’s public communications, including filings with the Securities and Exchange Commission, must be full, fair, accurate, timely and understandable. All employees and directors are responsible for acting in furtherance of this policy. In particular, each employee and director is responsible for complying with the Company’s disclosure controls and procedures and internal controls for financial reporting. Any questions concerning the Company’s disclosure controls and procedures and internal controls for financial reporting should be directed to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, as appropriate.

Anyone that believes that questionable accounting or auditing conduct or practices have occurred or are occurring should refer to the Company’s Policy Regarding Reporting of Financial and Accounting Concerns.

XXIV. OUTSIDE COMMUNICATIONS

The Company has established specific policies regarding who may communicate information to the public, the press and the financial analyst communities:

●	The Company’s Chief Executive Officer, Chief Financial Officer and investor relations personnel are official spokespeople for financial matters.

●	The Company’s corporate communications personnel are official spokespeople for public comment, press, marketing, technical and other such information.

●	All communications made to public audiences, including formal communications and presentations made to investors, customers or the press, require prior approval in accordance with the Company’s established policies for such communications, including review by investor relations or corporate communications personnel, as applicable, with final review by the Company’s Chief Executive Officer or Chief Financial Officer, who will ensure that all necessary review is undertaken.

These designees are the only people who may communicate externally on behalf of the Company. Employees and directors should refer all inquiries or calls from the press, from shareholders or from financial analysts to the investor relations department or the Company’s Chief Financial Officer, who will see that the inquiry is directed to the appropriate authority within the Company.

Employees and directors may not publish or make public statements outside the scope of employment with or service to the Company that might be perceived or construed as attributable to the Company without preapproval from the Company’s Chief Executive Officer or Chief Financial Officer, as appropriate. Any such statement must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

XXV. DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

XXVI. HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use or possession of illegal drugs in the workplace will not be tolerated.

XXVII. COMPLIANCE STANDARDS AND PROCEDURES

No code of conduct and ethics can replace the thoughtful behavior of an ethical employee or director or provide definitive answers to all questions. Since the Company cannot anticipate every potential situation, certain policies and procedures have been put in place to help employees and directors approach questions or problems as they arise.

A. Designated Ethics Officer

The Company’s Chief Financial Officer has been designated as the Company’s Ethics Officer with responsibility for overseeing and monitoring compliance with the Code. The Ethics Officer reports directly to the Chief Executive Officer with respect to these matters and also will make periodic reports to the Company’s Audit Committee regarding the implementation and effectiveness of this Code as well as the policies and procedures put in place to ensure compliance with the Code.

B. Seeking Guidance

Employees and directors are encouraged to seek guidance from supervisors, managers or other appropriate personnel when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding the Code should be brought to the attention of the Company’s Director of Human Resources, General Counsel or Chief Financial Officer.

C. Reporting Violations

If an employee or director knows of or suspects a violation of the Code, or of applicable laws and regulations, he or she must report it immediately to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, as appropriate. If the situation warrants or requires it, the reporting person’s identity will be kept anonymous to the extent legally permitted and practical.

Anyone that believes that questionable accounting or auditing conduct or practices have occurred or are occurring should refer to the Company’s Policy Regarding Reporting of Financial and Accounting Concerns.

D. No Retaliation

Any employee or director who observes possible unethical or illegal conduct is encouraged to report his or her concerns. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Any employees involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against employees who “blow the whistle” on U.S. federal securities law violations and other federal offenses.

E. Investigations

Reported violations will be promptly investigated. The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or executive officers. The Board of Directors or its designated committee may designate others to conduct or manage investigations on its behalf and recommend disciplinary action. Subject to the general authority of the Board of Directors to administer this Code, the Chief Financial Officer and the General Counsel will be jointly responsible for investigating violations (including the initiating of any such investigation) and determining appropriate disciplinary action for other employees, agents and contractors. The Chief Financial Officer and the General Counsel may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the Chief Financial Officer and the General Counsel. It is imperative that the person reporting the violation not conduct an investigation on his or her own. However, employees and directors are expected to cooperate fully with any investigation made by the Company into reported violations.

F. Discipline/Penalties

Employees and directors who violate the laws or regulations governing the Company’s business, this Code, or any other Company policy, procedure or requirement may be subject to disciplinary action, up to and including termination. Employees and directors who have knowledge of a violation and fail to move promptly to report or correct it, or who direct or approve violations, may also be subject to disciplinary action, up to and including termination.

Furthermore, violations of some provisions of this Code are illegal and may subject the employee or director to civil and criminal liability.

XXVIII. GENERAL COMPLIANCE GUIDELINES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

●	Make sure you have all the facts possible. To reach the right solutions, we must be as fully informed as possible.

●	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, follow up on it.

●	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

●	Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

●	Seek help from Company resources. If you do not feel comfortable approaching your manager with your question, discuss it with your local Human Resources representative.

●	You may report ethical violations in confidence and without fear of retaliation. If you find yourself in a situation that requires that your identity be kept confidential, your anonymity will be protected to the extent possible. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

●	Always ask first, act later when confronted with an ethical issue: If you are unsure of what to do in any situation, seek guidance before you act.

XXIX. AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors or a committee of the Board of Directors.

Any amendment or waiver of this Code for a director, executive officer or any financial or accounting officer at the level of the principal accounting officer or controller or above, may be made only by the Board of Directors, and must be promptly disclosed to shareholders if and as required by applicable law or the rules of the share exchange on which the Company’s shares are traded. Waivers with respect to other employees or applicable contractors may be made only by the Company’s Chief Executive Officer. Any waiver of this Code with respect to a conflict of interest transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, must be approved in advance by the Company’s Audit Committee.

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